Exhibit 15

LETTER REGARDING UNAUDITED INTERIM FINANCIAL INFORMATION

Cubic Energy, Inc.

We hereby acknowledge the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-162390, 333-120388, 333-136374, 333-140013, 333-132341) and Form S-8 (333-172426) of our report dated May 15, 2014, relating to the unaudited condensed consolidated balance sheet of Cubic Energy, Inc. as of March 31, 2014, and the related unaudited condensed consolidated statements of operations for each of the three and nine month periods ended March 31, 2014 and 2013, and to the related unaudited statements of cash flows for the nine month periods ended March 31, 2014 and 2013, included in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2014.

PHILIP VOGEL & CO., PC

Dallas, Texas

May 15, 2014